Exhibit 99.1

FG Communities Holdings Announces Third Quarter 2026 Financial Results and Provides Update on Execution of Real Estate Strategy

Company Invests $10 Million in FG Communities, Inc., Completes First Two Direct Manufactured Housing Acquisitions and Ends Third Quarter with $35.1 Million in Cash

CHARLOTTE, N.C., November 11, 2026 — FG Communities Holdings Inc. (Nasdaq: FGC, FGCPP) (formerly FG Nexus Inc.) (the “Company”), a company focused on acquiring and operating income-producing real estate, with an emphasis on manufactured housing communities, announced the filing of its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2026 with the Securities and Exchange Commission, and provided an update on execution of its real estate strategy and its share repurchase program.

“We made meaningful progress during the third quarter as we continued repositioning FG Communities Holdings around our long-term real estate strategy,” said Kyle Cerminara, Chairman and Chief Executive Officer of FG Communities Holdings. “We ended the quarter with $35.1 million in cash, and in October we completed our first two manufactured housing acquisitions. Our focus remains on acquiring quality, income-producing properties.”

Recent Business Highlights

●	Strong financial position: Cash and cash equivalents totaled $35.1 million, and stockholders’ equity totaled $55.3 million as of September 30, 2026.

●	Strategic investment: Invested $10.0 million during the third quarter in FG Communities, Inc., a separately operated, privately held manufactured housing company. FG Communities, Inc. remains a separate, independently operated company; the investment complements the Company’s direct property acquisition strategy.

●	Share repurchases: Repurchased approximately $22.8 million of common stock during the nine months ended September 30, 2026, bringing cumulative common stock repurchases under the program to approximately 48%. Repurchased approximately $7.2 million of preferred stock during the nine months ended September 30, 2026, bringing cumulative preferred stock repurchases under the program to approximately 33%. The Company’s previously authorized common and preferred stock repurchase programs remain open-ended. Future repurchases will be evaluated alongside property acquisitions and other capital needs, subject to market conditions, available liquidity and applicable legal requirements.

●	Real estate expansion: In October 2026, subsequent to the end of the third quarter, the Company acquired its first two directly owned manufactured housing communities in Garner and Mars Hill, North Carolina, comprising 49 and 29 homesites, respectively, for a total of 78 homesites, using cash on hand.

Business Strategy Update

FG Communities Holdings is focused on building a portfolio of income-producing real estate, emphasizing manufactured housing communities that serve the affordable housing market. Following Board approval of its affordable housing acquisition strategy, the Company invested $10.0 million in FG Communities, Inc. and completed its first two direct manufactured housing acquisitions in October, establishing the foundation for growth as a real estate operating company.

The Company’s initial manufactured housing acquisitions, completed in October 2026, represent the beginning of its direct ownership strategy. The Garner community includes 49 homesites on more than 59 acres in the Raleigh metropolitan area, and the Mars Hill community includes 29 homesites on 19 acres near Asheville. The Company intends to pursue additional acquisitions to build recurring rental income and scale its real estate operations. Consistent with its previously announced strategy, future acquisitions may be funded through a combination of cash on hand, debt financing and proceeds from common stock issuances, depending on property characteristics, market conditions and capital allocation priorities. Our ability to implement this strategy will depend on the availability of suitable properties, acquisition pricing, financing terms and our available capital. The Company also maintains merchant banking operations and investments in other businesses.

Third Quarter Financial Results

For the three months ended September 30, 2026, the Company reported revenue from continuing operations of $232,000, compared with $251,000 for the corresponding period in 2025.

The Company reported a loss from continuing operations of $218,000, compared with a loss of $17.4 million in the prior-year period. Net loss was $355,000, compared with $3.4 million in the third quarter of 2025.

As of September 30, 2026, the Company reported total assets of $59.8 million, total liabilities of $4.5 million and stockholders’ equity of $55.3 million.

As the Company’s property portfolio grows, rental revenue and property operating expenses are expected to represent a larger portion of its results of operations. Until such time as the portfolio reaches scale, corporate expenses, preferred stock dividends and other obligations will continue to require funding from available cash and other sources of liquidity. The Company will evaluate these competing sources and uses of capital as it implements its growth strategy.

About FG Communities Holdings Inc.

FG Communities Holdings Inc. (Nasdaq: FGC, FGCPP) is focused on the acquisition, ownership and operation of income-producing real estate, with an emphasis on manufactured housing communities. The Company also conducts merchant banking activities, including advisory services, capital formation and investments in other businesses.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements regarding the Company’s business strategy, future real estate acquisitions, investment activities, plans to scale real estate operations and build recurring rental income, acquisition financing through cash, debt or equity, future share repurchases and anticipated operations. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks include market conditions, financing availability, acquisition opportunities, integration of acquired properties, leverage and dilution, liquidity, potential conflicts of interest arising from related-party transactions, operating performance and other factors described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by law.

The Company has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, with the SEC. Investors are encouraged to review the filing for the Company’s complete unaudited financial statements, related notes, management’s discussion and analysis, and risk disclosures. The Form 10-Q is available here: Q3 2026 Form 10-Q.

Investor Relations

FG Communities Holdings Inc.

IR@FGCommunities.com

ir.fgcommunities.com